EXHIBIT 99.1

Fusion Reports Fourth Quarter and Full Year Results

NEW YORK, NY -- April 3, 2013 - Fusion Telecommunications International, Inc. (OTCQB: FSNN) a provider of cloud communications, cloud computing and managed cloud solutions, today announced a $1 million increase in annual revenue to $44.3 million for the fiscal year ended December 31, 2012. The Company also increased annual gross profit by 55% to $6.6 million in the same period.  The increase was attributable to the inclusion of revenue and gross profit contributed by NBS, which the Company acquired on October 29, 2012.

“The year 2012 was a time of significant transformation for the Company,” stated Matthew Rosen, Fusion’s Chief Executive Officer.  “We made tremendous progress in achieving our business objectives while positioning the Company for significant growth in 2013.  The fourth quarter of 2012 was particularly exciting for Fusion, as we completed the acquisition of NBS, a cloud services provider that generated $26.5 million in revenue, 95% of which was contracted and recurring, and $4.9 million in adjusted EBITDA in 2011.  Now that the acquisition is complete, we are leveraging the advanced, proprietary NBS cloud communications platform and robust and complementary network infrastructure and support systems to facilitate our ability to grow both organically and through targeted acquisitions.  Although fourth quarter results were materially impacted by the effects of Hurricane Sandy on the Company’s Carrier Services segment, we have laid the foundation for becoming  EBITDA positive in the near future.  We continue to remain committed to our growth strategy as we strive to increase revenue, expand margins, and improve overall shareholder value.”

2012  Highlights

●	Fusion secured $22.5 million in financing largely to fund the acquisition of NBS.
●	Fusion acquired NBS, a profitable cloud services provider.
o	The combined operations are expected to generate between $65 and $70 million in annual revenue, and achieve positive adjusted EBITDA in 2013.

o	The acquisition adds over 4,500 customer locations and extensive back office and network infrastructure to support Fusion’s Business Services segment.

●	The Company launched its healthcare initiative.

o
Built on exclusive group purchasing agreement for cloud communications and cloud computing solutions with Essensa and Innovatix, LLC, subsidiaries of GNYHA Ventures, Inc., an entity affiliated with the Greater New York Hospital Association.

o
Expanded integrated cloud computing and managed cloud solutions product portfolio, including infrastructure as a service, security, storage and disaster recovery, through strategic partnerships to rapidly and cost-effectively develop and scale its specialized service catalog, delivery systems and distribution

●
TMC, a global communications and technology news resource for more than 3.5 million monthly readers, named Fusion's NBS Hosted V.o.I.C.E. service as a recipient of the 2012 INTERNET TELEPHONY Product of the Year Award.

Fourth Quarter 2012 Financial Results

Fusion reported consolidated revenues of $12.6 million for the quarter ended December 31, 2012, an increase of $1.0 million, or 8.7%, from the fourth quarter of 2011.  Revenues from Fusion’s Business Services Segment increased by $4.6 million to $5.1 million in the fourth quarter of 2012 compared to the same period of a year ago.  Fourth quarter Business Services revenue was positively impacted during the period by the inclusion of revenue contributed by NBS, which the Company acquired on October 29, 2012.  The Company’s Carrier Services revenue for the fourth quarter decreased by $3.6 million, or 32.2%, from the fourth quarter of 2011, as the Company was adversely impacted by the effects of Hurricane Sandy in the fourth quarter of 2012.

The Company’s consolidated gross margin increased to 24.5% for the fourth quarter of 2012, as compared to 9.7% for the fourth quarter of 2011 due to an increased contribution from the higher margin Business Services segment, which generated a gross margin of 50.0% in the fourth quarter of 2012, compared with a 36.8% gross margin in the same period of a year ago, due to the acquisition of NBS.  The gross margin for the Carrier Services segment decreased to 7.3% in the fourth quarter 2012 from 8.4% in the same period of a year ago, mainly due to the impact of Hurricane Sandy.

Net loss for the fourth quarter was $1.6 million, or ($0.01) per share, as compared to $0.9 million and ($0.01) per share in the same period of a year ago. The net loss in the fourth quarter of 2012 includes interest on senior debt of $0.3 million and amortization of intangibles acquired in the NBS transaction of $0.4 million, with no comparable amounts present in 2011.  Adjusted EBITDA loss (loss from continuing operations before interest, taxes, depreciation, amortization, and specific non-recurring and non-cash adjustments) for the fourth quarter of 2012 was $0.6 million, as compared to $0.9 million in the fourth quarter of 2011, with the improvement being attributable to the inclusion of NBS’ results in the last two months of the year.

Fiscal Year End 2012 Financial Results

The Company reported consolidated revenues of $44.3 million for the year ended December 31, 2012, as compared to $42.4 million for the year ended December 31, 2011, an increase of 4.6%.  Business Services revenue for the year ended December 31, 2012 were $6.8 million, as compared to $2.2 million for the year ended 2011, the increase being attributable to the acquisition of NBS.  Revenues from the Company’s Carrier Services business segment were impacted by Hurricane Sandy in the fourth quarter of 2012 and decreased by 2.7 million, or 6.7%, from the prior year.

The Company’s consolidated gross margin increased to 15.0% for the year ended December 31, 2012, as compared to 10.1% for the year ended December 31, 2011.  The increase in consolidated gross margin is primarily due to the higher concentration of Business Services revenue in 2012 as a result of the acquisition of NBS.  Gross margin in the Business Services segment was 46.8% for the year ended December 31, 2012, compared to 36.5% in the prior year, while gross margin for the Carrier Services segment increased from 8.6% in 2011 to 9.1% in 2012.

Net loss for the year ended December 31, 2012 was $5.2 million, or ($0.03) per share, as compared to $4.5 million, or ($0.03) per share during the previous year.  Adjusted EBITDA loss for 2012 was $3.4 million, as compared to $3.8 million in 2011.

At December 31, 2012, the Company had a working capital deficit and stockholders’ deficit of $8.0 million and $6.1 million, respectively, as compared to a working capital deficit of $12.0 million and $10.6 million, respectively, at December 31, 2011, and total assets of $27.1 million.

Fusion Telecommunications International, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues	$12,573,404	$11,572,078	$44,287,509	$42,350,640
Cost of revenues	9,489,574	10,446,036	37,662,371	38,067,888
Gross profit	3,083,830	1,126,042	6,625,138	4,282,752
Operating expenses:
Depreciation and amortization	712,186	98,688	998,789	516,892
Loss on impairment	-	163,126	-	163,126
Selling general and administrative expenses	3,913,690	1,686,912	10,438,967	7,912,298
Total operating expenses	4,625,876	1,948,726	11,437,756	8,592,316
Operating loss	(1,542,046)	(822,684)	(4,812,618)	(4,309,564)
Other (expenses) income:
Interest expense, net of interest income	(451,513)	(59,739)	(611,990)	(201,183)
Other	400,438	(36,410)	176,019	46,319
Total other (expenses) income	(51,075)	(96,149)	(435,971)	(154,864)
Loss from continuing operations	(1,593,121)	(918,833)	(5,248,589)	(4,464,428)
Discontinued operations:
Income from discontinued operations	41,345	4,193	41,345	9,723
Net loss	$(1,551,776)	$(914,640)	$(5,207,244)	$(4,454,705)
Preferred stock dividends in arrears	(101,451)	(101,729)	(403,600)	(470,175)
Net loss applicable to
common stockholders:	$(1,653,227)	$(1,016,369)	$(5,610,844)	$(4,924,880)
Basic and diluted loss per common share:
Loss from continuing operations	$(0.01)	$(0.01)	$(0.03)	$(0.03)
Loss from discontinued operations	0.00	0.00	0.00	0.00
Loss per common share	$(0.01)	$(0.01)	$(0.03)	$(0.03)
Weighted average common
shares outstanding:
Basic and diluted	174,525,236	149,682,592	166,726,031	141,688,704

Fusion Telecommunications International, Inc.
Consolidated Balance Sheets

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$543,214	$3,047
Accounts receivable, net	2,924,302	2,400,427
Inventory	341,118	-
Prepaid expenses and other current assets	1,001,449	388,343
Total current assets	4,810,083	2,791,817
Property and equipment, net	2,406,944	831,402
Other assets:
Security deposits	439,741	437,141
Restricted cash	1,026,326	299,536
Goodwill	2,406,269	-
Intangible assets, net	15,396,117	165,578
Other assets	582,947	31,494
Total other assets	19,851,400	933,749
TOTAL ASSETS	$27,068,427	$4,556,968

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Notes payable - non-related parties	$208,333	$292,039
Notes payable - related parties	639,286	4,922,364
Equipment financing obligations	136,392	-
Accounts payable and accrued expenses	10,579,496	9,448,981
Related party payable	1,159,573	-
Current liabilities from discontinued operations	55,000	97,835
Total current liabilities	12,778,080	14,761,219
Long-term liabilities:
Notes payable - non-related parties, net of discount	14,475,747	-
Notes payable - related parties	4,492,136	-
Equipment financing obligations	102,071	-
Derivative liability	1,066,000	-
Other long-term liabilities	266,132	380,243
Total liabilities	33,180,166	15,141,462
Stockholders' deficit:

Preferred stock	119	50
Common stock	1,782,504	1,537,113
Capital in excess of par value	146,760,005	137,325,467
Accumulated deficit	(154,654,367)	(149,447,124)
Total stockholders' deficit	(6,111,739)	(10,584,494)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$27,068,427	$4,556,968

Fusion Telecommunications International, Inc. and Subsidiaries
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net loss	$(1,551,776)	$(914,640)	$(5,207,244)	$(4,454,705)
Income from discontinued operations	(41,345)	(4,193)	(41,345)	(9,723)
Interest expense and other financing costs,
net of interest income	551,400	103,782	946,921	252,836
Depreciation and amortization	712,186	98,688	998,789	516,892
EBITDA	(329,535)	(716,363)	(3,302,879)	(3,694,700)
Acquisition transaction expenses	53,109	-	223,090	-
Loss on disposal of property and equipment	7,483	-	7,483	24,615
Impairment loss		163,126	-	163,126
Loss on forgiveness of debt	335,315	-	335,315	-
Change in fair value of derivative liability	(799,500)	-	(799,500)	-
Non-cash adjustment to tax accruals	-	(362,080)	(98,141)	(362,080)
Stock-based compensation expense	99,069	25,075	199,754	97,065
Adjusted EBITDA	$(634,059)	$(890,242)	$(3,434,878)	$(3,771,974)

Use of Non-GAAP Financial Measurements:

The Company believes that EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to evaluate companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant non-recurring transactions, if any, such as impairment losses and professional fees associated with pending acquisitions, which vary significantly between periods and are not recurring in nature, as well as certain recurring non-cash charges such as stock-based compensation.  Although the Company uses adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  In accordance with SEC Regulation G, the non-GAAP measurements in this press release have been reconciled to the nearest GAAP measurement, which can be viewed under the heading "Reconciliation of Net Loss to EBITDA and Adjusted EBITDA", immediately following the Consolidated Balance Sheets included in this press release.

Forward Looking Statements:

Statements in this press release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “intend”, “estimate” or “continue” or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding the Company’s business. The primary risk is the Company’s ability to raise new and continued capital to execute its comprehensive business strategy. Additional risks include uncertainties associated with: the integration of businesses following an acquisition; the Company’s ability to comply with its senior debt agreements; concentration of revenue from one source; competitors with broader product lines and greater resources; emergence into new markets; natural disasters, acts of war, terrorism or other events beyond the Company’s control; the termination of any of the Company’s significant contracts or partnerships; the Company’s inability to maintain working capital requirements to fund future operations; the Company’s ability to attract and retain highly qualified management, technical and sales personnel; and the other factors identified by us from time to time in the Company’s filings with the Securities and Exchange Commission, which are available through http://www.sec.gov.  However, the reader is cautioned that our future performance could also be affected by risks and uncertainties not enumerated above.

About Fusion

Fusion is a leading provider of cloud communications, cloud computing and managed applications solutions to small, medium and large businesses, and carriers worldwide. Fusion’s advanced, high availability service platform enables the integration of leading edge products and services in the cloud, including hosted voice, data, managed network services, Infrastructure as a Service, storage, security, data center services and Emergency Preparedness.  Fusion’s innovative yet proven cloud-based solutions lower our customers’ cost of ownership, and deliver new levels of security, flexibility, scalability and speed of deployment. For more information, please visit www.fusiontel.com.

Contact

Company
Laura Nadal
212-389-9720
lnadal@fusiontel.com

Investors
Alliance Advisors, LLC
Chris Camarra
ccamarra@allianceadvisors.net